SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2006, Boston Communications Group, Inc. (the “Company”) entered into a definitive settlement and license agreement settling and dismissing, with prejudice, Freedom Wireless’ patent litigation against the Company and its carrier customers, including its co-defendants.

The terms of the settlement and license agreements have been finalized, and the settlement is conditioned upon the entry of orders vacating certain orders and judgments in the U.S. District Court for the District of Massachusetts. If the District Court denies the joint motion, the settlement will not be consummated; the parties have asked the District Court to rule on this joint motion expeditiously. The license agreement allows bcgi to continue business, including the sale of its real-time prepaid billing product, without the burden of any infringement claim by Freedom Wireless. The license agreement protects bcgi’s mobile operator customers, channel partners, and suppliers in connection with bcgi products, services and technologies. However, it does not resolve or settle any claims, disputes or liabilities relating to the use or infringement of the Freedom patents by mobile operators in connection with any prepaid wireless system or service other than services provided by bcgi.

Pursuant to the settlement agreement, bcgi will pay to Freedom Wireless $55.3 million in full and final settlement of all claims against bcgi through June 30, 2006, including $12.6 million that will be a prepayment of royalties under the license agreement. The prepayment is anticipated to cover bcgi’s royalty obligations to Freedom Wireless for the period from July 1, 2006, through approximately Feb. 28, 2007. The total settlement to be paid collectively by all of the defendants to Freedom Wireless is $87 million. As part of the settlement, bcgi’s co-defendants have agreed to release bcgi from its indemnification obligations to such parties.

The license agreement enables bcgi to provide mobile operators real-time prepaid wireless services that are fully licensed under the Freedom patents. Pursuant to the license agreement, bcgi will be required to pay ongoing future royalties for prepaid subscribers beginning on or about March 1, 2007, in accordance with the terms in the license agreement. The license agreement also provides for a contingent payment equal to 5 percent of any increase in bcgi’s average market capitalization for the six months ending June 30, 2007, compared to the six months ended June 30, 2006, payable in four quarterly installments beginning September 30, 2007.

The license agreement will continue until the expiration of the last-to-expire of the licensed patents.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2006	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ E. Y. Snowden
E. Y. Snowden
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Boston Communications Group, Inc. press release dated July 21, 2006 announcing entry into a definitive settlement and license agreement with Freedom Wireless, Inc.